UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

CENTERLINE HOLDING COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-13237	13-3949418
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 517-3700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 23, 2008, Centerline Holding Company (the “Registrant”) and Centerline Capital Group Inc. (together with the Registrant, the “Borrowers”) entered into an Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of December 19, 2008, with the Guarantors listed on Schedule 1 thereto (the “Guarantors”), the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA Inc., as co-lead arrangers, and Banc of America Securities, LLC as book manager.

The Credit Agreement provides the Borrowers with (i) an extension of the maturity date with respect to $68,883,627.49 of the Borrowers’ outstanding term loan indebtedness to the Lenders to December 31, 2009 (the “Term Loan”); (ii) an extension of the maturity date with respect to $25,000,000 of the Borrowers’ outstanding revolving credit indebtedness to the Lenders to December 31, 2010 (the “Revolving Portion”), which may be repaid and restored as available revolving credit and may be used to warehouse low income housing tax credit investments as well as to provide for the Borrowers’ ongoing working capital requirements and for general corporate purposes, subject to limitations specified in the Credit Agreement; and (iii) an extension of the maturity date with respect to $220,000,000 of the Borrowers’ outstanding revolving credit indebtedness to the Lenders to September 30, 2010 (the “Termed Out Revolver” and, together with the Revolving Portion, the “Revolving Loans”).

The Term Loan bears interest per annum at the Borrowers’ election at either:

•	the Base Rate (defined as the prime rate set by Bank of America, N.A.) plus a margin of 4.50% per annum; or

•	the LIBOR Rate (defined as the rate per annum comparable to that offered by the British Bankers Association LIBOR Rate for deposits in dollars as published by Reuters under conditions specified in the Credit Agreement) plus a margin of 4.50% per annum.

The Revolving Loans bear interest per annum at the Borrowers’ election at either:

•	the Base Rate plus a margin of 6.00% per annum until the Term Loan is paid in full, and 5.00% per annum thereafter; or

•	the LIBOR Rate plus a margin of 6.00% per annum until the Term Loan is paid in full, and 5.00% per annum thereafter.

The Credit Agreement provides the Term Loan and the Revolving Loans will be subject to mandatory prepayments under certain circumstances as well as on an ongoing basis by the application of specified cash flow amounts generated by specified assets of the Borrowers. The Credit Agreement provides that the loans are subject to specified amortization requirements as detailed in the Credit Agreement. The Credit Agreement also provides that the Borrowers may prepay the Term Loan and the Revolving Loans plus accrued interest, in whole or in part and without premium or penalty, subject to the terms of the Credit Agreement.

The Credit Agreement is secured by (a) unconditional guarantees executed by the Guarantors, (b) the pledge by the Borrowers and Guarantors of all of their respective assets, and (c) the pledge of specified assets by certain subsidiaries of the Borrowers other than the Guarantors.

The Credit Agreement contains representations and warranties and affirmative, negative and financial covenants that are customary for facilities of its type.

The negative and financial covenants include, without limitation, certain limitations on the ability to: incur liens and certain indebtedness; consummate mergers, consolidate or sell assets; make certain loans, guarantees and investments; declare or pay dividends to the Registrant’s shareholders or make distributions from subsidiaries. Certain covenants require the Company to use commercially reasonable efforts to sell certain assets to generate loan repayment proceeds, and comply with and satisfy other financial markers. The Credit Agreement also includes certain events of default customary for credit facilities of its type.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the Credit Agreement is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation under the Credit Agreement.

Item 9.01  Financial Statements and Exhibits.

(c)          Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, by and among Centerline Holding Company, Centerline Capital Group Inc., the Guarantors listed on Schedule 1 thereto, the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA, Inc., as co-lead arrangers and Banc of America Securities, LLC as book manager.*

*Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant agrees to furnish supplementally copies of any of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centerline Holding Company
(Registrant)

December 31, 2008	By:	/s/ Marc D. Schnitzer

		Name:	/s/ Marc D. Schnitzer
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, by and among Centerline Holding Company, Centerline Capital Group Inc., the Guarantors listed on Schedule 1 thereto, the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA, Inc., as co-lead arrangers and Banc of America Securities, LLC as book manager.*

*Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant agrees to furnish supplementally copies of any of the omitted schedules and exhibits to the SEC upon request.